Exhibit 99.2

JERNIGAN Capital

Fourth Quarter 2019 Supplemental Information

Fourth Quarter 2019	1

Fourth Quarter 2019	2

Forward Looking Statements

This Supplemental Information package contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). These forward-looking statements include, without limitation, statements about our estimates, expectations, predictions and forecasts of our future business plans and financial and operating performance and/or results, including our first quarter and full-year 2020 earnings guidance and the assumptions underlying such guidance, our ability to successfully source, structure, negotiate and close investments in and acquisitions of self-storage facilities, our management team’s views of the self-storage market generally, the market dynamics of the MSAs in which our investments are located, our ability to fund our outstanding future investment commitments, our ability to own and manage our real estate assets, the availability, terms and our rate of deployment of equity capital, our ability to increase the borrowing base and use the accordion feature of our credit facility, our expectations about receiving certificates of occupancy on our properties, as well as statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. When we use the words “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” or similar expressions or their negatives, as well as statements in future tense, we intend to identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, beliefs and expectations, such forward-looking statements are not predictions of future events or guarantees of future performance and our actual financial and operating results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such differences are described in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, and those set forth in our other reports and information filed with the Securities and Exchange Commission (“SEC”), which factors include, without limitation, the following:

•	our ability to successfully source, structure, negotiate and close investments in and acquisitions of self-storage facilities;
•	changes in our business strategy and the market’s acceptance of our investment terms;
•	our ability to fund our outstanding and future investment commitments;
•	our ability to acquire our developers’ interests on favorable terms;
•	our ability to complete construction and obtain certificates of occupancy for self-storage development projects in which we invest;
•	the future availability for borrowings under our credit facility (including borrowing base capacity, compliance with covenants and the availability of the accordion feature);
•	availability, terms and our rate of deployment of equity and debt capital;
•	our ability to hire and retain qualified personnel;
•	our ability to recognize the anticipated benefits from the internalization of our manager;
•	changes in the self-storage industry, interest rates or the general economy;
•	the degree and nature of our competition;
•	volatility in the value of our assets carried at fair market value;
•	potential limitations on our ability to pay dividends at expected rates or other changes to our dividend rate;
•	limitations in our existing and future debt agreements on our ability to pay distributions;
•	the impact of our outstanding preferred stock on our ability to execute our business plan and pay distributions on our common stock; and
•	general volatility of the capital markets and the market price of our common stock.

Given these uncertainties, undue reliance should not be placed on our forward-looking statements. We assume no duty or responsibility to publicly update or revise any forward-looking statement that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events. We urge you to review the disclosures concerning risks in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and in other documents that we file from time-to-time with the SEC.

Non-GAAP Financial Measures

Adjusted Earnings is a non-GAAP measure and is defined as net income attributable to common stockholders plus stock dividends to preferred stockholders, stock-based compensation expense, depreciation and amortization on real estate assets, depreciation and amortization on SL1 Venture real estate assets, net income or loss attributable to noncontrolling interests, and other expenses which are generally non-comparable and which represent expenses not substantially related to our ongoing business operations. Fees to manager have been included in Adjusted Earnings for all periods through December 31, 2019 as at that time they related to our then-ongoing business operations as an externally-managed company. For periods subsequent to December 31, 2019, Fees to manager are not included in Adjusted Earnings as they no longer relate to our ongoing business operations as an internally-managed company following the Internalization. We have paid a prorated management fee to the Manager for the period during the first quarter of 2020 prior to the completion of the Internalization and will no longer pay management fees going forward. Management uses Adjusted Earnings and Adjusted Earnings per share as key performance indicators in evaluating the operations of the Company's business. The Company is a capital provider to self-storage developers and believes that these measures are useful to management and investors as a starting point in measuring its operational performance because they exclude various equity-based payments (including stock dividends) and other items included in net income that do not relate to or are not indicative of its present and future operating performance, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of Adjusted Earnings and Adjusted Earnings per share may not be comparable to other key performance indicators reported by other REITs or real estate companies. Reconciliations of Adjusted Earnings and Adjusted Earnings per share to Net income attributable to common stockholders and Earnings per share, respectively, are provided in the attached table entitled “Calculation of Adjusted Earnings.”

Fourth Quarter 2019	3

Press Release – February 2020

Jernigan Capital Reports Fourth Quarter Results; Introduces 2020 Guidance

MEMPHIS, Tennessee, February 26, 2020 / Business Wire / Jernigan Capital, Inc. (NYSE: JCAP), an owner of self-storage facilities and a leading capital partner for self-storage entrepreneurs nationwide, today announced results for the quarter and year ended December 31, 2019.

Fourth Quarter Highlights include:

▪	Earnings per share and adjusted earnings per share of $0.06 and $0.39, respectively.

▪

Executed a definitive asset purchase agreement with JCAP Advisors, LLC (“the Advisor”), the Company’s external advisor, in which Jernigan Capital Operating Company, LLC (the “Operating Company”), would acquire the business assets and liabilities of the Advisor, thereby internalizing the Advisor (the "Internalization").

▪

Increased to 20 the number of self-storage facilities wholly owned either on balance sheet or in the SL1 Joint Venture through a developer buyout of the self-storage facility underlying the SL1 Joint Venture’s Raleigh development investment.

▪

Commenced leasing of Generation V self-storage facilities underlying four development property investments in which the Company has an aggregate committed investment of $38.7 million, 49.9% profits interests and ROFRs.

Full-Year 2019 Highlights include:

▪	Earnings per share and adjusted earnings per share of $1.11 and $2.00, respectively.

▪

Increased the number of wholly owned self-storage facilities from seven to 20 through developer buyouts of seven development property investments and five self-storage facilities underlying the Company’s Miami bridge portfolio, as well as the acquisition of the interests in the entity that owned the property underlying the Company’s Miami construction loan.

▪	Originated six on-balance sheet development property investments for an aggregate committed investment of $87.9 million.

▪	Commenced leasing of 16 additional Generation V self-storage development properties in which the Company has an aggregate committed investment of $169.2 million.

Subsequent Events include:

▪

Purchased 100% of the Class A membership units of the LLCs that own Fort Lauderdale, Boston 2, Atlanta 4, Atlanta 6, Atlanta 5, Atlanta 3, Charlotte 2, Knoxville, and Louisville 1 development property investments.

▪	Closed the Internalization of the Company’s Advisor upon stockholder approval on February 20, 2020.

“2019 was an outstanding year for the Company,” stated John Good, Chairman and Chief Executive Officer. “During the fourth quarter, we executed a definitive agreement for our internalization, subsequently closed on February 20, 2020, on terms that our board of directors strongly believed to be in the best interests of our stockholders and which were, in fact, very well received by our stockholders. We continued to strongly execute the Company’s business plan by assuming 100% ownership of 13 newly developed, state-of-the-art Generation V self-storage properties located in some of the best submarkets in the US, all of which we had previously financed. Annual revenue and adjusted earnings per share exceeded the midpoint of our updated full-year guidance ranges, with adjusted earnings per share at the top end of our guidance range. As of quarter-end, 58 facilities, representing 76% of self-storage projects that we have financed to date, were open and operating.”

“We expect 2020 to be a transformational year for JCAP, as the outstanding efforts of our team over the past five years continue to enhance stockholder value,” Mr. Good continued. “For the first time since our IPO, we are self-managed, which serves to better align management with our stockholders, right-size our G&A load and conform to industry best practices among publicly traded equity REITs. We currently own 38% of our portfolio and believe that, by year end, a majority of our assets will be wholly owned self-storage facilities. While we expect to continue our development investment program selectively, our institutional stockholders increasingly view us more as an owner-operator of self-storage properties, or an equity REIT, rather than as a specialty finance company, or mortgage REIT. This view was evidenced by our November 26, 2019 inclusion in the MSCI US REIT Index (RMZ), an index that notably only includes equity REITs as constituents. With the confluence of internalization, G&A right-sizing, increasing opportunities to buy developers out of well-located latest generation projects we have financed and substantial increases in institutional interest in JCAP, we believe the Company is well positioned to meaningfully increase stockholder value for years to come.”

Fourth Quarter 2019	4

Financial Highlights

Earnings per share and adjusted earnings per share for the quarter ended December 31, 2019 were $0.06 and $0.39, respectively. Earnings per share and adjusted earnings per share for the year ended December 31, 2019 were $1.11 and $2.00, respectively.

Total revenues for the quarter and year ended December 31, 2019 were $12.1 million and $45.1 million, respectively, representing increases of $2.5 million, or 25%, and $13.9 million, or 44%, over total revenues for the quarter and year ended December 31, 2018, respectively. The increase in revenues is primarily attributed to the increase in the outstanding principal balances on the Company’s investment portfolio and the additional property revenue generated from the wholly owned properties that were consolidated during 2019.

General and administrative expenses, excluding fees to the Manager, for the quarter and year ended December 31, 2019 were $2.2 million and $8.5 million, compared to $1.7 million and $7.3 million for the comparable 2018 periods, respectively. Included in these amounts were stock-based compensation expense for the quarter and year ended December 31, 2019 of $0.6 million and $2.1 million, compared to $0.3 million and $1.8 million for the comparable 2018 periods, respectively. For the year ended December 31, 2018, compensation and benefits also included $0.2 million of third party reimbursements to the Manager, which offset expenses reimbursed to the Manager by us on a dollar-for-dollar basis. There was no such offset for the year ended December 31, 2019, which resulted in an increase in expense period-to-period. Compensation and benefits also increased due to annual compensation increases and the addition of two professional employees during 2019 who were hired for various functions rendered necessary by our conversion to an equity REIT.

Other expenses for the quarter and year ended December 31, 2019 consist of costs incurred with respect to ongoing discussions and negotiations related to Internalization and execution of the Stock Purchase Agreement and ancillary agreements. Other expenses consist of costs related to the termination of an employee contract during the year ended December 31, 2018.

Net income attributable to common stockholders for the quarter ended December 31, 2019 was $1.3 million, a decrease of $15.9 million, or 93%, over the $17.2 million net income attributable to common stockholders for the comparable quarter in 2018. Net income attributable to common stockholders for the year ended December 31, 2019 was $23.9 million, a decrease of $12.4 million, or 34%, over the $36.4 million reported for the year ended December 31, 2018. The decreases are largely attributable to a decline in fair value accretion due to a smaller number of self-storage development projects achieving substantial completion and an increased pace of acquisitions of developers’ interests. In general, when the Company acquires the properties underlying its development property investments, which has occurred on average more than two years prior to economic stabilization of such development properties, the wholly owned assets tend to initially produce less net income than the 6.9% coupon earned on the development property investments.

Net income attributable to common stockholders and adjusted earnings for the quarter and year ended December 31, 2019 also includes increases in the fair value of investments of $7.6 million and $36.4 million, respectively, compared to increases of $18.9 million and $42.9 million, respectively, for the comparable periods in 2018. This represents a decrease of $11.4 million, or 60%, and a decrease of $6.5 million, or 15%, year-over-year from the quarter and year ended December 31, 2018, respectively. The year-over-year reduction in the increases in the fair value of investments for the quarter and year ended December 31, 2019 as compared to the same period in 2018 was primarily driven by the fact that fewer properties attained certificates of occupancy and an increased pace of acquisitions of developers’ interests during the year ended December 31, 2019 as compared to the year ended December 31, 2018.

Capital Markets Activities

During the fourth quarter, the Company issued an aggregate $3.6 million of common stock under the Company’s at-the-market program at a weighted average share price of $19.56.

Dividends

On October 29, 2019, the Company declared cash and stock dividends on its Series A Preferred Stock. The cash dividend of $2.4 million was paid on January 15, 2020 to holders of record on January 1, 2020. A stock dividend of 2,125 shares of additional Series A Preferred Stock was issued on January 15, 2020 to holders of record on January 1, 2020 for an aggregate value of $2.1 million pursuant to the terms of the Stock Purchase Agreement.

On October 29, 2019, the Company declared a cash dividend on its Series B Preferred Stock. The cash dividend of $0.7 million was paid on January 15, 2020 to holders of record on January 2, 2020.

On October 29, 2019, the Company declared a dividend of $0.35 per common share. The dividend was paid on January 15, 2020 to common stockholders of record on January 2, 2020.

On December 16, 2019, the Company announced that its dividend would be rightsized to a level of $0.23 per quarter ($0.92 annually), beginning with the dividend payment that will be paid in April 2020. On February 21, 2020, the Company declared a dividend of $0.23 per share of common stock. The dividend is payable April 15, 2020 to holders of record on April 1, 2020. In addition, the Company declared cash and stock dividends on its Series A Preferred Stock, payable on April 15, 2020 to holders of record on April 1, 2020 and cash dividends on its Series B Preferred Stock of $0.4375 per share payable on April 15, 2020 to holders of record on April 1, 2020.

Fourth Quarter 2019	5

First Quarter and Full-Year 2020 Guidance

The following table reflects earnings per share and adjusted earnings per share guidance ranges for the first quarter and full-year 2020. Such guidance is based on management's current expectations of Company investment and acquisition activity (including fair value appreciation, the expected timing of construction progress and receipts of certificates of occupancy, and assumptions regarding the timing of acquisitions of developer interests), the operational and new supply dynamics of the self-storage markets in which the Company has invested, and overall economic conditions, including interest rate levels. Adjusted earnings is a performance measure that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”) and is defined as net income attributable to common stockholders (computed in accordance with GAAP) plus stock dividends to preferred stockholders, stock-based compensation expense, depreciation and amortization on real estate assets, net income or loss attributable to noncontrolling interests, and other expenses and fees to manager. For more information about our calculation of adjusted earnings, see “Non-GAAP Financial Measures” below.

	Dollars in thousands,
	except share and per share data
	Three months ending		Year ending
	March 31, 2020		December 31, 2020
	Low	High	Low	High
Interest income from investments	$7,650	$7,750	$26,500	$27,500
Rental revenue from real estate owned	3,550	3,750	22,450	23,450
Other income	35	45	155	175
Total revenues	$11,235	$11,545	$49,105	$51,125
G&A expenses (1)	(2,865)	(2,665)	(11,025)	(10,375)
Property operating expenses (excl. depreciation and amortization)	(2,300)	(2,200)	(12,950)	(12,450)
Depreciation and amortization on real estate assets	(3,800)	(3,700)	(21,500)	(21,000)
Interest expense	(3,400)	(3,300)	(15,000)	(14,000)
JV income	40	50	120	150
Other expenses and fees to manager (3)	(39,130)	(39,130)	(39,130)	(39,130)
Other interest income	10	10	30	40
Net unrealized gain on investments (1)	4,500	6,000	13,250	18,250
Net loss	(35,710)	(33,390)	(37,100)	(27,390)
Less: Net loss attributable to noncontrolling interests	(1,390)	(1,310)	(3,340)	(2,780)
Net loss available to stockholders	(34,320)	(32,080)	(33,760)	(24,610)
Distributions to preferred stockholders (2)	(5,210)	(5,200)	(21,140)	(21,100)
Net loss attributable to common stockholders	(39,530)	(37,280)	(54,900)	(45,710)
Add: stock dividends	2,125	2,125	8,500	8,500
Add: stock-based compensation	615	615	2,425	2,375
Add: depreciation and amortization on real estate assets	3,800	3,700	21,500	21,000
Add: depreciation and amortization on SL1 Venture real estate assets	70	65	210	200
Add: net loss attributable to noncontrolling interests	(1,390)	(1,310)	(3,340)	(2,780)
Add: other expenses and fees to manager (3)	39,130	39,130	39,130	39,130
Adjusted earnings	$4,820	$7,045	$13,525	$22,715
Loss per share attributable to common stockholders – diluted	$(1.70)	$(1.61)	$(2.26)	$(1.88)
Adjusted earnings per share – diluted	$0.20	$0.29	$0.52	$0.87
Average shares outstanding – diluted	23,200,000	23,200,000	24,250,000	24,250,000
Average shares and units outstanding – diluted	24,100,000	24,100,000	26,000,000	26,000,000
1)

Excludes $0.03 million (low) and $0.04 million (high) and $0.2 million (low and high) of unrealized appreciation in fair value of investments from the real estate venture, which is included in JV income for the three months ending March 31, 2020 and for the year ending December 31, 2020, respectively.

2)

Represents both cash dividends and stock dividends (which stock dividends will be paid out in either shares of the Company’s common stock or additional shares of Series A Preferred Stock, at the option of the Series A stockholders) estimated with respect to outstanding shares of Series A Preferred Stock, as well as cash dividends estimated with respect to outstanding shares of Series B Preferred Stock.

3)

Other expenses and fees to manager consist of a $37.3 million charge related to the settlement of all obligations under the management agreement in connection with the Internalization transaction, $1.2 million of fees to Manager for the prorated period during Q1 2020 prior to the completion of the Internalization, and $0.6 million of professional fees incurred with respect to Internalization transaction.

Full-Year Key Assumptions:

•	Approximately 15 to 20 acquisitions of developers’ interests for the full year 2020; and
•	Fundings of approximately $75 million to $85 million on the Company’s existing development investment commitments during the year ending December 31, 2020.

Additionally, the Company continues to monitor its 2020 fair value guidance with updated estimates of construction progress, timing of the receipt of certificates of occupancy from its development partners and the movement of interest rates and spreads. Of the estimated $13.3 million to $18.3 million of fair value appreciation in 2020, the Company expects to recognize $4.5 to $6.0 million during the first quarter, $3.0 to $4.0 million in the second quarter, $2.3 to $3.3 million in the third quarter, and $3.5 million to $5.0 million to be recognized in the fourth quarter. The

Fourth Quarter 2019	6

Company’s 2020 fair value guidance reflects updated estimates of the timing of construction completion of the self-storage facilities underlying certain of our development investments, as well as the timing of stabilization of facilities in which we have invested. Timing of fair value appreciation is heavily dependent upon construction progress and the timing of construction completion, both of which are subject to factors outside the control of the Company and the Company’s development partners. Moreover, when the Company acquires the developer’s interest in a self-storage project that the Company has financed, the Company no longer accounts for such investment under the fair value method, so acquisitions of developer interests have a potentially material effect on future fair value recognized in the Company’s financial statements. As such, the amount and exact timing of fair value recognition is subject to change.

Fourth Quarter 2019	7

Jernigan Capital, Inc.

Financial Highlights- Trailing Five Quarters

(unaudited, in thousands, except share and per share data)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Operating Data:
Interest income, rental-related income and other revenues	$12,128	$12,249	$10,832	$9,884	$9,666
JV income	160	165	85	156	58
Total revenues and JV income	12,288	12,414	10,917	10,040	9,724
General & administrative expenses	(4,341)	(4,268)	(4,442)	(3,765)	(4,375)
Property operating expenses of real estate owned	(1,456)	(989)	(786)	(762)	(508)
Depreciation and amortization of real estate owned	(2,704)	(1,372)	(1,090)	(1,029)	(982)
Other expenses	(1,918)	(268)	-	-	-
Interest expense	(2,965)	(2,546)	(1,776)	(1,213)	(634)
Subtotal	(1,096)	2,971	2,823	3,271	3,225
Net unrealized gain on investments	7,555	7,974	12,043	8,830	18,942
Other interest income	6	9	8	13	84
Net income	6,465	10,954	14,874	12,114	22,251
Net income attributable to preferred stockholders	(5,195)	(5,157)	(5,094)	(5,032)	(5,049)
Net income attributable to common stockholders	$1,270	$5,797	$9,780	$7,082	$17,202
Plus: stock dividends to preferred stockholders	2,125	2,125	2,125	2,125	2,125
Plus: stock-based compensation	553	549	719	328	321
Plus: depreciation and amortization on real estate assets	2,704	1,372	1,090	1,029	982
Plus: depreciation and amortization on SL1 Venture real estate assets	93	82	82	56	-
Plus: other expenses	1,918	268	-	-	-
Adjusted Earnings	$8,663	$10,193	$13,796	$10,620	$20,630

Basic earnings per share attributable to common stockholders	$0.06	$0.26	$0.46	$0.35	$0.87
Diluted earnings per share attributable to common stockholders	$0.06	$0.26	$0.46	$0.35	$0.87

Adjusted Earnings per share attributable to common stockholders – diluted	$0.39	$0.46	$0.65	$0.52	$1.04

Dividends declared per share of common stock	$0.35	$0.35	$0.35	$0.35	$0.35

Weighted-average shares of common stock outstanding:
Basic	22,035,950	22,019,875	21,185,484	20,297,551	19,655,942
Diluted	22,252,115	22,233,594	21,387,462	20,455,116	19,816,194
Shares of common stock outstanding:	22,423,283	22,236,871	22,133,290	20,567,694	20,430,218

Balance Sheet Data:
Cash and cash equivalents	$3,278	$6,961	$4,169	$3,860	$8,715
Self-Storage Investment Portfolio:
Development property investments at fair value	549,684	508,887	476,889	405,999	373,564
Bridge investments at fair value	-	-	89,478	87,046	84,383
Self-storage real estate owned	240,936	240,209	112,099	111,297	100,099
Accumulated depreciation on self-storage real estate owned	(10,092)	(7,387)	(6,016)	(4,926)	(3,897)
Self-storage real estate owned, net	230,844	232,822	106,083	106,371	96,202
Investment in and advances to self-storage real estate venture	11,247	11,027	12,416	12,360	14,155
Total assets	812,777	776,233	703,292	630,632	590,408
Gross assets	822,869	783,620	709,308	635,558	594,305

Secured revolving credit facility	162,000	125,000	62,900	27,000	-
Term loans, net of unamortized costs	40,791	40,735	33,711	33,716	24,609
Total liabilities	223,903	186,816	116,437	77,831	42,544

Total equity	588,874	589,417	586,855	552,801	547,864

Fourth Quarter 2019	8

Jernigan Capital, Inc.

Consolidated Balance Sheets-Trailing Five Quarters

(unaudited, in thousands)

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Assets:
Cash and cash equivalents	$3,278	$6,961	$4,169	$3,860	$8,715
Self-Storage Investment Portfolio:
Development property investments at fair value	549,684	508,887	476,889	405,999	373,564
Bridge investments at fair value	-	-	89,478	87,046	84,383
Self-storage real estate owned, net	230,844	232,822	106,083	106,371	96,202
Investment in and advances to self-storage real estate venture	11,247	11,027	12,416	12,360	14,155
Other loans, at cost	4,713	4,417	4,576	5,025	4,835
Deferred financing costs	4,154	4,090	4,327	4,404	4,619
Prepaid expenses and other assets	8,654	7,813	5,129	5,348	3,702
Fixed assets, net	203	216	225	219	233
Total assets	$812,777	$776,233	$703,292	$630,632	$590,408

Liabilities:
Secured revolving credit facility	$162,000	$125,000	$62,900	$27,000	$-
Term loans, net of unamortized costs	40,791	40,735	33,711	33,716	24,609
Due to Manager	3,164	2,749	2,453	2,267	3,334
Accounts payable, accrued expenses and other liabilities	4,817	5,392	4,526	2,612	2,402
Dividends payable	13,131	12,940	12,847	12,236	12,199
Total liabilities	$223,903	$186,816	$116,437	$77,831	$42,544

Equity:
Series A Cumulative preferred stock	$130,637	$128,512	$126,387	$124,262	$122,137
Series B Cumulative preferred stock	37,298	37,298	37,298	37,298	37,401
Common stock	224	222	221	205	204
Additional paid-in capital	426,129	422,240	419,760	389,431	386,394
Retained earnings (accumulated deficit)	(5,021)	1,645	3,630	1,605	1,728
Accumulated other comprehensive income (loss)	(393)	(500)	(441)	-	-
Total equity	588,874	589,417	586,855	552,801	547,864
Total liabilities and equity	$812,777	$776,233	$703,292	$630,632	$590,408

Fourth Quarter 2019	9

Jernigan Capital, Inc.

Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:
Interest income from investments	$8,873	$8,525	$36,451	$27,576
Rental and other property-related income from real estate owned	3,210	1,101	8,285	3,499
Other revenues	45	40	357	139
Total revenues	12,128	9,666	45,093	31,214

Costs and expenses:
General and administrative expenses	2,209	1,691	8,482	7,270
Fees to Manager	2,132	2,684	8,335	7,442
Property operating expenses of real estate owned	1,456	508	3,994	1,712
Depreciation and amortization of real estate owned	2,704	982	6,195	3,425
Other expenses	1,918	-	2,186	290
Total costs and expenses	10,419	5,865	29,192	20,139

Operating income	1,709	3,801	15,901	11,075

Other income (expense):
Equity in earnings from unconsolidated real estate venture	160	58	567	1,483
Realized gain on investments	-	-	-	619
Net unrealized gain on investments	7,555	18,942	36,402	42,945
Interest expense	(2,965)	(634)	(8,500)	(2,155)
Other interest income	6	84	36	399
Total other income	4,756	18,450	28,505	43,291
Net income	6,465	22,251	44,406	54,366
Net income attributable to preferred stockholders	(5,195)	(5,049)	(20,478)	(18,014)
Net income attributable to common stockholders	$1,270	$17,202	$23,928	$36,352

Basic earnings per share attributable to common stockholders	$0.06	$0.87	$1.11	$2.10
Diluted earnings per share attributable to common stockholders	$0.06	$0.87	$1.11	$2.10

Dividends declared per share of common stock	$0.35	$0.35	$1.40	$1.40

Fourth Quarter 2019	10

Jernigan Capital, Inc.

Calculation of Adjusted Earnings and Reconciliation to Net Income Attributable to Common Stockholders

(unaudited, in thousands, except share and per share data)

	Three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
Net income attributable to common stockholders	$1,270	$5,797	$9,780	$7,082	$17,202
Plus: stock dividends to preferred stockholders	2,125	2,125	2,125	2,125	2,125
Plus: stock-based compensation	553	549	719	328	321
Plus: depreciation and amortization on real estate assets	2,704	1,372	1,090	1,029	982
Plus: depreciation and amortization on SL1 Venture real estate assets	93	82	82	56	-
Plus: other expenses	1,918	268	-	-	-
Adjusted Earnings	$8,663	$10,193	$13,796	$10,620	$20,630

Adjusted Earnings per share attributable to common stockholders – diluted	$0.39	$0.46	$0.65	$0.52	$1.04

Weighted average shares of common stock outstanding – diluted	22,252,115	22,233,594	21,387,462	20,455,116	19,816,194

	Year ended
	December 31, 2019	December 31, 2018
Net income attributable to common stockholders	$23,928	$36,352
Plus: stock dividends to preferred stockholders	8,500	8,500
Plus: stock-based compensation	2,148	1,828
Plus: depreciation and amortization on real estate assets	6,195	3,425
Plus: depreciation and amortization on SL1 Venture real estate assets	312	-
Plus: other expenses	2,186	290
Adjusted Earnings	$43,269	$50,395

Adjusted Earnings per share attributable to common stockholders – diluted	$2.00	$2.92

Weighted average shares of common stock outstanding – diluted	21,588,780	17,284,160

Fourth Quarter 2019	11

Jernigan Capital, Inc.

First Quarter and Full-Year 2020 Guidance

(in thousands, except share and per share data)

	Dollars in thousands,
	except share and per share data
	Three months ending		Year ending
	March 31, 2020		December 31, 2020
	Low	High	Low	High
Interest income from investments	$7,650	$7,750	$26,500	$27,500
Rental revenue from real estate owned	3,550	3,750	22,450	23,450
Other income	35	45	155	175
Total revenues	$11,235	$11,545	$49,105	$51,125
G&A expenses (1)	(2,865)	(2,665)	(11,025)	(10,375)
Property operating expenses (excl. depreciation and amortization)	(2,300)	(2,200)	(12,950)	(12,450)
Depreciation and amortization on real estate assets	(3,800)	(3,700)	(21,500)	(21,000)
Interest expense	(3,400)	(3,300)	(15,000)	(14,000)
JV income	40	50	120	150
Other expenses and fees to manager (3)	(39,130)	(39,130)	(39,130)	(39,130)
Other interest income	10	10	30	40
Net unrealized gain on investments (1)	4,500	6,000	13,250	18,250
Net loss	(35,710)	(33,390)	(37,100)	(27,390)
Less: Net loss attributable to noncontrolling interests	(1,390)	(1,310)	(3,340)	(2,780)
Net loss available to stockholders	(34,320)	(32,080)	(33,760)	(24,610)
Distributions to preferred stockholders (2)	(5,210)	(5,200)	(21,140)	(21,100)
Net loss attributable to common stockholders	(39,530)	(37,280)	(54,900)	(45,710)
Add: stock dividends	2,125	2,125	8,500	8,500
Add: stock-based compensation	615	615	2,425	2,375
Add: depreciation and amortization on real estate assets	3,800	3,700	21,500	21,000
Add: depreciation and amortization on SL1 Venture real estate assets	70	65	210	200
Add: net loss attributable to noncontrolling interests	(1,390)	(1,310)	(3,340)	(2,780)
Add: other expenses and fees to manager (3)	39,130	39,130	39,130	39,130
Adjusted earnings	$4,820	$7,045	$13,525	$22,715
Loss per share attributable to common stockholders – diluted	$(1.70)	$(1.61)	$(2.26)	$(1.88)
Adjusted earnings per share – diluted	$0.20	$0.29	$0.52	$0.87
Average shares outstanding – diluted	23,200,000	23,200,000	24,250,000	24,250,000
Average shares and units outstanding – diluted	24,100,000	24,100,000	26,000,000	26,000,000
1)

Excludes $0.03 million (low) and $0.04 million (high) and $0.2 million (low and high) of unrealized appreciation in fair value of investments from the real estate venture, which is included in JV income for the three months ending March 31, 2020 and for the year ending December 31, 2020, respectively.

2)

Represents both cash dividends and stock dividends (which stock dividends will be paid out in either shares of the Company’s common stock or additional shares of Series A Preferred Stock, at the option of the Series A stockholders) estimated with respect to outstanding shares of Series A Preferred Stock, as well as cash dividends estimated with respect to outstanding shares of Series B Preferred Stock.

3)

Other expenses and fees to manager consist of a $37.3 million charge related to the settlement of all obligations under the management agreement in connection with the Internalization transaction, $1.2 million of fees to Manager for the prorated period during Q1 2020 prior to the completion of the Internalization, and $0.6 million of professional fees incurred with respect to Internalization transaction.

Full-Year Key Assumptions:

•	Approximately 15 to 20 acquisitions of developers’ interests for the full year 2020; and
•	Fundings of approximately $75 million to $85 million on the Company’s existing development investment commitments during the year ending December 31, 2020.

Additionally, the Company continues to monitor its 2020 fair value guidance with updated estimates of construction progress, timing of the receipt of certificates of occupancy from its development partners and the movement of interest rates and spreads. Of the estimated $13.3 million to $18.3 million of fair value appreciation in 2020, the Company expects to recognize $4.5 to $6.0 million during the first quarter, $3.0 to $4.0 million in the second quarter, $2.3 to $3.3 million in the third quarter, and $3.5 million to $5.0 million to be recognized in the fourth quarter. The Company’s 2020 fair value guidance reflects updated estimates of the timing of construction completion of the self-storage facilities underlying certain of our development investments, as well as the timing of stabilization of facilities in which we have invested. Timing of fair value appreciation is heavily dependent upon construction progress and the timing of construction completion, both of which are subject to factors outside the control of the Company and the Company’s development partners. Moreover, when the Company acquires the developer’s interest in a self-storage project that the Company has financed, the Company no longer accounts for such investment under the fair value method, so acquisitions of developer interests have a potentially material effect on future fair value recognized in the Company’s financial statements. As such, the amount and exact timing of fair value recognition is subject to change.

Fourth Quarter 2019	12

Jernigan Capital, Inc.

Schedule of Owned Properties

As of December  31, 2019
(unaudited, dollars in thousands)

Location
(MSA)	Date	Date	JCAP Capital	Size	Months	% Physical
Address	Opened	Acquired	Investment (1)	(NRSF) (2)	Open (3)	Occupancy (3)
Orlando 1/2 11920 W Colonial Dr.	5/1/2016	8/9/2017	$12,049	93,965	46	89.4%
Jacksonville 1 1939 East West Pkwy	8/12/2016	1/10/2018	8,687	59,848	42	89.7%
Atlanta 2 340 Franklin Gateway SE	5/24/2016	2/2/2018	8,766	66,187	45	81.0%
Atlanta 1 5110 McGinnis Ferry Rd	5/25/2016	2/2/2018	10,467	71,718	45	86.0%
Pittsburgh 6400 Hamilton Ave	5/11/2017	2/20/2018	8,100	47,828	33	49.9%
Charlotte 1 9323 Wright Hill Rd	8/18/2016	8/31/2018	10,525	86,750	42	64.1%
New York City 1 1775 5th Ave	9/29/2017	12/21/2018	20,440	105,272	29	72.6%
New Haven 453 Washington Ave	12/16/2016	3/8/2019	9,511	64,225	38	78.7%
Miami 212 NE 26th St	(4)	7/2/2019	20,361	69,823	0	0.7%
Jacksonville 2 45 Jefferson Rd	3/27/2018	8/16/2019	9,491	70,255	23	71.0%
			$118,397	735,871	35	69.3%	(5)

Miami 4 1103 SW 3rd Ave	10/9/2016	9/17/2019	-	74,685	40	90.1%
Miami 5 4001 NW 77th Ave	8/13/2018	9/17/2019	-	77,075	18	60.4%
Miami 6 590 NW 137th Ave	8/12/2016	9/17/2019	-	76,765	42	85.8%
Miami 7 18460 Pines Blvd	3/26/2018	9/17/2019	-	86,450	23	65.1%
Miami 8 2434 SW 28th Lane	12/12/2016	9/17/2019	-	51,923	38	91.1%
			$89,616	366,898	32	77.2%	(5)

Total Owned Properties			$208,013	1,102,769	34	71.9%	(5)
(1)

JCAP Capital Investment represents the sum of the funded principal balance of the loan (net of unamortized origination fees), cash consideration (inclusive of transaction costs), assumed liabilities, net property working capital acquired, all as of the date of acquisition, and any capital costs spent after the date of acquisition.  The stabilized yield on our capital investment ranges from 7.5% to 8.5%.

(2)	The net rentable square feet (“NRSF”) includes only climate controlled and non-climate controlled storage space. It does not include retail space, office space, non-covered RV space or parking spaces.
(3)	As of February 23, 2020.
(4)	As of December 31, 2019, this facility had not been placed into service. The facility was placed into service on February 10, 2020.
(5)	Average weighted based on NRSF.

Fourth Quarter 2019	13

Jernigan Capital, Inc.

Schedule of Completed Projects

As of December 31, 2019

(unaudited, dollars in thousands)

	Location			Remaining
	(MSA)		Funded	Unfunded	Fair	Size	Date	Months	% Physical
Closing Date	Address	Commitment	Investment	Commitment (1)	Value	(NRSF) (2)	Opened	Open (3)	Occupancy (3)
7/2/2015	Milwaukee 420 W St Paul Ave	$7,650	$7,648	$2	$8,884	81,489	10/9/2016	40	75.5%
10/27/2015	Austin 251 North A W Grimes Blvd	8,658	8,136	522	8,099	77,234	3/16/2017	35	87.1%
8/14/2015	Raleigh 1515 Sunrise Ave	8,792	8,789	3	8,593	60,171	3/8/2018	24	72.2%
1/31/2017	Atlanta 4(8) 4676 S Atlanta Rd	13,678	13,497	181	17,082	104,010	7/12/2018	19	41.4%
2/24/2017	Orlando 3 12709 E Colonial Dr	8,056	7,767	289	9,725	69,645	7/26/2018	19	52.8%
4/20/2017	Denver 2 3110 S Wadsworth Blvd	11,164	11,009	155	12,383	74,307	7/31/2018	19	51.2%
6/29/2017	Boston 1 (4) 329 Boston Post Rd E	-	-	-	3,361	90,553	8/8/2018	19	51.1%
4/14/2017	Louisville 1 (8) 2801 N Hurstbourne Pkwy	8,523	7,552	971	9,550	65,786	8/15/2018	18	48.2%
9/20/2016	Charlotte 2 (8) 1010 E 10th St	12,888	12,677	211	13,984	75,710	8/30/2018	18	50.8%
9/28/2017	Louisville 2 3415 Bardstown Rd	9,940	9,530	410	11,688	76,603	8/31/2018	18	45.5%
6/12/2017	Tampa 4 3201 32nd Ave S	10,266	9,614	652	12,673	72,765	10/9/2018	16	56.7%
5/2/2017	Atlanta 6 (8) 2033 Monroe Dr	12,543	12,025	518	14,744	80,750	10/15/2018	16	39.7%
7/27/2017	Jacksonville 3 2004 Edison Ave	8,096	7,751	345	10,129	68,100	11/6/2018	16	44.8%
6/19/2017	Baltimore 1 (5) 1835 Washington Blvd	10,775	11,010	274	13,581	83,560	11/20/2018	15	34.4%
5/19/2017	Tampa 3 2460 S Falkenburg Rd	9,224	8,326	898	10,086	70,574	11/29/2018	15	48.5%
6/28/2017	Knoxville (8) 130 Jack Dance St	9,115	8,628	487	10,355	72,490	11/30/2018	15	51.6%
2/24/2017	New Orleans 2705 Severn Ave	12,549	12,021	528	14,504	86,545	12/21/2018	14	41.8%
6/30/2017	New York City 2 (5) 465 W 150th St	27,982	28,974	665	31,047	40,951	12/28/2018	14	35.3%
8/30/2017	Orlando 4 9001 Eastmar Commons	9,037	8,107	930	10,251	76,340	1/16/2019	13	46.8%
2/8/2018	Minneapolis 2 3216 Winnetka Ave N	10,543	9,904	639	11,763	83,648	3/14/2019	11	30.9%
12/1/2017	Boston 2 (8) 10 Hampshire Rd	8,771	7,918	853	10,024	76,581	3/19/2019	11	38.3%
2/27/2017	Atlanta 5 (8) 56 Peachtree Valley Rd NE	17,492	17,492	-	19,970	87,100	4/8/2019	11	21.9%
3/30/2018	Philadelphia (5)(6) 550 Allendale Rd	14,338	11,536	3,263	11,807	69,930	4/25/2019	10	29.5%
3/1/2017	Fort Lauderdale (8) 5601 NE 14th Ave	9,952	9,383	569	13,635	80,559	5/2/2019	10	53.2%
5/2/2017	Tampa 2 9125 Ulmerton Rd	8,091	7,644	447	9,196	70,967	5/9/2019	9	40.8%
3/1/2017	Houston (6) 1050 Brittmoore Rd	14,825	14,825	-	17,820	131,345	5/21/2019	9	15.8%
4/20/2017	Denver 1 6206 W Alameda Ave	9,806	9,616	190	10,947	59,524	6/28/2019	8	28.9%
1/18/2017	Atlanta 3 (8) 1484 Northside Dr NW	14,115	13,297	818	16,130	93,283	8/6/2019	7	21.6%
11/21/2017	Minneapolis 1 631 Transfer Rd	12,674	10,684	1,990	12,290	88,898	9/3/2019	6	8.4%
3/15/2019	Stamford (5) 370 West Main St	2,904	3,064	-	4,952	38,650	10/24/2019	4	17.1%
5/23/2018	Kansas City 510 Southwest Blvd	9,968	8,235	1,733	9,663	76,822	12/12/2019	2	5.7%
4/6/2018	Minneapolis 3 101 American Blvd West	12,883	10,337	2,546	12,043	87,375	12/13/2019	2	3.7%
6/7/2018	Orlando 5 7360 W Sand Lake Rd	12,969	10,340	2,629	11,780	75,736	12/27/2019	2	5.5%
Total Completed Development Investments		$358,267	$337,336	$23,718	$402,739	2,548,001		14	38.6%	(7)
(1)

Commitment is fixed during underwriting at an amount deemed sufficient to cover interest carry and excess operating expenses over rental revenue during lease-up and deferred developer’s fees (if any) payable upon stabilization. Remaining unfunded commitment on completed projects is expected to be utilized primarily for such purposes. To the extent not needed for such purposes, such commitment will not be advanced.

(2)	The NRSF includes only climate controlled and non-climate controlled storage space. It does not include retail space, office space, non-covered RV space or parking spaces.

Fourth Quarter 2019	14

(3)	As of February 23, 2020.
(4)	This loan was repaid in full through a refinancing negotiated by our partner. The investment represents our 49.9% Profits Interest which was retained during the transaction.
(5)

The funded amount of these investments include PIK interest accrued on our loan or interest accrued on our preferred equity investment, as applicable. These interest amounts are not included in the commitment amount for each investment.

(6)	The Company has commenced foreclosure proceedings against the borrower.
(7)	Average weighted based on NRSF.
(8)	During February 2020, the Company purchased its partner’s 50.1% Profits Interest in these investments.

Fourth Quarter 2019	15

Schedule of Projects in Progress

As of December 31, 2019

(unaudited, dollars in thousands)

	Location			Remaining				Estimated
	(MSA)		Funded	Unfunded	Fair	Size	Construction	C/O
Closing Date	Address	Commitment	Investment	Commitment	Value	(NRSF) (1)	Start Date	Quarter (2)
9/14/2017	Los Angeles 1 959 W Hyde Park Blvd	28,750	10,157	18,593	10,347	120,038	Q2 2020	Q3 2021
9/14/2017	Miami 1 4250 SW 8th St	14,657	12,618	2,039	13,373	69,175	Q2 2018	Q2 2020
10/12/2017	Miami 2 (3) 880 W Prospect Rd	9,459	1,494	8,045	1,280	58,000	Q2 2020	Q2 2021
10/30/2017	New York City 3 (3) 5203 Kennedy Blvd	15,301	6,776	8,822	6,383	68,660	Q4 2017	Q2 2021
11/16/2017	Miami 3 (3) 120-132 NW 27th Ave	20,168	12,086	8,413	12,898	96,295	Q4 2018	Q2 2020
12/15/2017	New York City 4 6 Commerce Center Dr	10,591	6,705	3,886	7,528	78,325	Q2 2018	Q2 2020
12/27/2017	Boston 3 19 Coolidge Hill Rd	10,174	2,757	7,417	2,674	62,700	Q2 2020	Q2 2021
12/28/2017	New York City 5 375 River St	16,073	13,817	2,256	16,373	90,700	Q4 2018	Q1 2020
5/1/2018	Miami 9 (3) 10651 W Okeechobee Rd	12,421	3,560	9,006	3,427	70,538	Q2 2020	Q2 2021
5/15/2018	Atlanta 7 2915 Webb Rd	9,418	6,563	2,855	7,683	76,519	Q3 2018	Q1 2020
6/12/2018	Los Angeles 2 (3) 7855 Haskell Ave	9,298	9,173	649	9,403	116,022	Q1 2020	Q1 2021
11/16/2018	Baltimore 2 8179 Ritchie Hwy	9,247	757	8,490	709	61,750	Q2 2019	Q1 2021
3/1/2019	New York City 6 435 Tompkins Ave	18,796	3,168	15,628	3,122	76,250	Q2 2020	Q1 2021
4/18/2019	New York City 7 (3) 14 Merrick Rd	23,462	7,304	16,287	7,067	95,331	Q3 2019	Q4 2020
5/8/2019	New York City 8 (3) 74 Bogart St	21,000	21,945	-	22,359	193,763	Q1 2020	Q4 2021
7/11/2019	New York City 9 (3) 74-16 Grand Ave	13,095	13,526	-	13,489	105,950	Q1 2020	Q2 2021
8/21/2019	New York City 10 (3) 1401 4th Ave	8,674	8,892	-	8,830	76,775	Q3 2019	Q2 2021
Total Development Investments in Progress		$250,584	$141,298	$112,386	$146,945	1,516,791
(1)	The NRSF includes only climate controlled and non-climate controlled storage space. It does not include retail space, office space, non-covered RV space or parking spaces.
(2)

Estimated C/O dates represent the Company’s best estimate as of December  31, 2019 based on project specific information learned through underwriting and communications with respective developers. These dates are subject to change due to unexpected project delays/efficiencies.

(3)

The funded amount of these investments include PIK interest accrued on our loan or interest accrued on our preferred equity investment, as applicable. These interest amounts are not included in the commitment amount for each investment.

Fourth Quarter 2019	16

Schedule of Heitman JV Owned Properties and Development Projects Completed

As of December  31, 2019

(unaudited, dollars in thousands)

JV Owned Properties:

Location
(MSA)	Date	Date	JV Capital	Size	Months	% Physical
Address	Opened	Acquired	Investment (1)	(NRSF) (2)	Open (3)	Occupancy (3)
Jacksonville 3211 San Pablo Rd S	7/26/2017	1/28/2019	$12,564	80,621	31	80.9%
Atlanta 2 11220 Medlock Bridge Rd	9/14/2017	1/28/2019	10,079	70,089	29	73.1%
Denver 2255 E 104th Ave	12/14/2017	1/28/2019	13,899	85,500	26	60.4%
Atlanta 1 1801 Savoy Dr	4/12/2018	1/28/2019	11,770	71,147	22	57.5%
Raleigh 7710 Alexander Town Blvd	6/8/2018	11/7/2019	8,945	64,108	21	58.2%
Total Owned Properties			$57,257	371,465	26	66.3%	(4)
(1)

JV Capital Investment represents the sum of the funded principal balance of the loan (net of unamortized origination fees), cash consideration (inclusive of transaction costs), assumed liabilities, and net property working capital acquired, all as of the date of acquisition. The stabilized yield on our capital investment ranges from 7.5% to 8.5%.

(2)	The NRSF includes only climate controlled and non-climate controlled storage space. It does not include retail space, office space, non-covered RV space or parking spaces.
(3)	As of February 23, 2020.
(4)	Average weighted based on NRSF.

Development Projects Completed:

	Location			Remaining
	(MSA)		Funded	Unfunded	Fair	Size	Date	Months	% Physical
Closing Date	Address	Commitment	Investment	Commitment(1)	Value	(NRSF)(2)	Opened	Open (3)	Occupancy(3)
9/28/2016	Columbia 401 Hampton St	$9,199	$9,073	$126	$10,445	70,935	8/23/2017	30	73.5%
4/15/2016	Washington DC (4) 1325 Kenilworth Ave NE	-	-	-	3,339	90,295	9/25/2017	29	72.9%
5/14/2015	Miami 1 490 NW 36th St	13,867	13,114	753	16,222	75,770	2/23/2018	24	72.9%
9/25/2015	Fort Lauderdale 812 NW 1st St	13,230	12,899	331	17,156	87,384	7/26/2018	19	57.0%
5/14/2015	Miami 2 1100 NE 79th St	14,849	14,519	330	16,588	73,890	10/30/2018	16	68.7%
7/21/2016	New Jersey 6 Central Ave	7,828	7,357	471	9,036	59,010	1/24/2019	13	54.6%
Total Completed Development Investments		$58,973	$56,962	$2,011	$72,786	457,284		22	66.9% (5)
(1)

Commitment is fixed during underwriting at an amount deemed sufficient to cover interest carry and excess operating expenses over rental revenue during lease-up and deferred developer’s fees (if any) payable upon stabilization. Remaining unfunded commitment on completed projects is expected to be utilized primarily for such purposes. To the extent not needed for such purposes, such commitment will not be advanced.

(2)	The NRSF includes only climate controlled and non-climate controlled storage space. It does not include retail space, office space, non-covered RV space or parking spaces.
(3)	As of February 23, 2020.
(4)

The SL1 Venture’s loan was repaid in full through a refinancing initiated by the SL1 Venture’s partner. This investment represents the SL1 Venture’s 49.9% Profits Interest which was retained during the transaction.

(5)	Average weighted based on NRSF.

Fourth Quarter 2019	17

Summary of Investments

As of December 31, 2019

Closed Investments by Geography:

*Other markets include MSAs comprising of 2% (Baltimore, Charlotte, Fort Lauderdale, Houston, Louisville, Philadelphia,  Raleigh, and Washington DC) and 1% (Austin, Columbia, Kansas City, Knoxville, Milwaukee, New Haven, New Orleans, Pittsburgh, and Stamford) of total closed investments.

Status of Investments:

	# Properties	# of Properties Open and Operating	# of Properties Under Construction	Size (NRSF)	Total JCAP Investment Commitment (in thousands)
On-balance sheet
Wholly Owned Assets	15	14	1	1,102,769	$208,013
Development Property Investments	50	33	17	4,064,792	$608,851
Joint Venture
Wholly Owned Assets	5	5	0	371,465	$5,726
Development Property Investments	6	6	0	457,284	$5,897

Fourth Quarter 2019	18

Capital Sources and Investment Uses

As of December  31, 2019

(dollars in millions)

Estimated Capital to be Used in Investing Activities (1)
Contractual investment obligations:
Development property investments (2)	$136
Total to Fund Investments	$136

Estimated Sources of Capital
Cash and cash equivalents as of December 31, 2019	$3
Other loan payoff	4
Remaining credit facility capacity (3)	73
Remaining capital needs	56
Total Sources	$136
(1)	Does not include financing spend or operating cash flow.
(2)	Includes non-cash interest reserves of approximately $30 million.
(3)

Assumes increase in the borrowing base availability under the Credit Facility to the full $235 million prior to any accordion amounts. As of December  31, 2019,  the Company had $52.2 million available under the Credit Facility after considering the $162.0 million outstanding and $214.2 million of total availability for borrowing under the Credit Facility.

The Company may use any combination of the following capital sources to fund additional capital needs:

•	Potential capital recycling opportunities
o	Refinancing of JCAP mortgage indebtedness (49.9% profits interest and ROFR retained)
o	Loan repayments
o	Sales of facilities underlying current development investments to third parties
•	Common Stock issuances, including through the ATM Program
•	Potential exercise of $165 million accordion feature of Credit Facility

Timing of Funding $136 million of Investments (1)

(1)	Includes non-cash interest reserves of approximately $30 million.

Fourth Quarter 2019	19

Capital Structure

As of December  31, 2019

(dollars in millions)

Credit Facility Outstanding	$162
Term Loans	41
Series A Preferred Stock	134
Series B Preferred Stock	39
Common Stock	435
Total Capital	$811

Debt Maturities

As of December 31, 2019

(dollars in thousands)

	Principal
	Venture Level	Company's Portion	Effective Interest Rate(1)	Maturity
Secured revolving credit facility	N/A	$162,000	4.85%	12/28/2021(2)
Term Loans	N/A	34,088	3.96%	8/1/2021
Term Loan	N/A	7,087	3.96%	8/1/2021
SL1 Term Loans	$36,087	3,609	3.99%	2/27/2022
		$206,784
(1)	The effective interest rate represents the average on the underlying variable debt prior to the impact of interest rate swaps and interest rate caps.
(2)	The Credit Facility has a scheduled maturity date on December 28, 2021, with two one-year extension options to extend the maturity of the facility to December 28, 2023

The following schedule depicts the impact of interest rate swaps and interest rate caps on our debt as of December 31, 2019:

	Principal	LIBOR	Margin	Effective Interest Rate	Effective Date	Maturity
Term Loans under interest rate swaps	$34,088	2.29%	2.25%	4.54%	6/3/2019	8/1/2021
Term Loan under interest rate swap	7,087	1.60%	2.25%	3.85%	8/13/2019	8/1/2021
Secured revolving credit facility under interest rate cap (1)	162,000	1.69%	3.15%	4.85%	6/25/2019	12/28/2021
	$203,175
(1)	The effective interest rate represents the average on the underlying variable debt unless the cap rate of LIBOR plus 2.50% is reached.

Fourth Quarter 2019	20

Jernigan Capital, Inc.

Company Information

Corporate Headquarters	Trading Symbol	Investor Relations	Information Requests
6410 Poplar Avenue	Common shares: JCAP	6410 Poplar Avenue	To request an Investor Relations
Suite 650	7.00% Series B Preferred Stock: JCAP-PR B	Suite 650	package or annual report, please
Memphis, TN 38119	Stock Exchange Listing	Memphis, TN 38119	visit our website at
901.567.9510	New York Stock Exchange	901.567.9510	www.jernigancapital.com

Executive Management

John A. Good	Jonathan Perry
Chairman and Chief Executive Officer	President and Chief Investment Officer

Kelly P. Luttrell	David Corak
Senior Vice President, Chief Financial Officer, Treasurer and	Senior Vice President of Corporate Finance
Corporate Secretary

Billy Perry
Senior Vice President of Investment Management

Independent Directors

Mark O. Decker	James D. Dondero
Director	Director

Rebecca Owen	Howard A. Silver
Director	Director

Harry J. Thie
Director

Equity Research Coverage

Baird Equity Research	B. Riley FBR
RJ Milligan	Tim Hayes
rjmilligan@rwbaird.com	timothyhayes@brileyfbr.com

Jefferies LLC	KeyBanc Capital Markets
Jonathan Petersen	Todd M. Thomas
jpetersen@jefferies.com	tthomas@key.com

Raymond James & Associates
Jonathan Hughes
jonathan.hughes@raymondjames.com

Any opinions, estimates, forecasts or predictions regarding Jernigan Capital’s performance made by these analysts are theirs alone and do not represent opinions, estimates, forecasts or predictions of Jernigan Capital or its management. Jernigan Capital does not by its reference above or distribution imply its endorsement of or concurrence with such opinions, estimates, forecasts or predictions.

Fourth Quarter 2019	21